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                                  Exhibit 99.1

                          Form of Employment Agreement

                              EMPLOYMENT AGREEMENT



     This is an Employment Agreement (this "Agreement") dated as of _____________, 1994, among C. Steve Story ("Mr. Story"), Peoples First Corporation ("Peoples"), a Kentucky corporation, and Liberty Bank and Trust Company (the "Bank"), a bank and trust company organized under the laws of the Commonwealth of Kentucky.

                                    RECITALS

     A. Pursuant to an Affiliation Agreement (the "Merger Agreement"), dated as of February 24, 1994, between PFC Acquisition Corporation II (the "Subsidiary"), a wholly-owned acquisition subsidiary of Peoples, Peoples, Libsab Bancorp, Inc. ("Libsab"), and the Bank, Libsab merged with and into the Subsidiary (the
"Merger").   The Bank is now a wholly-owned subsidiary of the Subsidiary, which in turn is a wholly-owned subsidiary of Peoples.

     B. Mr. Story has been employed as the President and Chief Executive Officer of the Bank for many years. He has an intimate knowledge of and special insight concerning the Bank, its operating methods and personnel.

     C. Peoples and the Bank desire to secure Mr. Story's commitment to continue to serve as an executive officer of the Bank following the Merger.

     NOW, THEREFORE, the parties agree as follows:

     1. EMPLOYMENT. The Bank hereby agrees to employ Mr. Story as President and Chief Executive Officer or in such other executive capacity as the Board of Directors of the Bank shall designate, and Mr. Story hereby agrees to accept such employment, upon the terms and conditions set forth in this Agreement.

     2. TERM. Mr. Story shall serve as an employee of the Bank for a term commencing at the Effective Time (as defined in the Merger Agreement), and ending June 30, 1997, unless this Agreement terminates prior to that date as provided in Section 6 (the "Term"). Thereafter, except for the provisions of
Section 5 which shall continue in full force and effect, this Agreement shall terminate.

     3. DUTIES OF MR. STORY. Mr. Story shall (i) perform all services which are commensurate with the positions and duties which shall be assigned to him from time to time by the Board of Directors of the Bank, and (ii) devote his full time, attention, and energies to the business of the Bank. Mr. Story shall perform his duties under this Agreement faithfully, diligently, and to the best of his abilities. Mr. Story shall not, without the prior written consent of the Bank, devote time, attention or energies to any other business activity, whether or not such other business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing in this Agreement shall be construed to prevent Mr. Story from investing assets in any form or manner that


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will not require him to perform any services in the management or operation of the affairs of the enterprise in which he invests.

     4. PAYMENTS AND BENEFITS. For the services rendered by Mr. Story pursuant to this Agreement, the Bank shall make payments and provide benefits to Mr. Story as follows:

          (a) SALARY. During the Term, the Bank shall pay Mr. Story a salary at an annual rate of $105,000.00, with payments to be made in equal monthly installments of $8,750.00, less appropriate tax and other required withholdings;

          (b)  CASH BONUSES.

                    (i) Mr. Story shall be entitled to a bonus of $35,000 payable in each February during the Term so long as Mr. Story's performance under this Agreement through the previous December 31 has been satisfactory.

                    (ii) Mr. Story shall be entitled to an additional bonus of $35,000 for the 1994 calendar year payable in March 1995 if the Bank's net income for the 1994 calendar year equals or exceeds $1,705,307. The Bank's net income for the 1994 calendar year shall be determined by the Bank's regularly employed firm of independent accountants on a basis consistent with generally accepted accounting principles. Mr. Story shall be entitled to additional bonuses of up to $35,000 for the 1995 and 1996 calendar years payable in March 1996 and March 1997 based on the performance of the Bank, PFC and Mr. Story in accordance with the bonus programs mutually agreed upon for such calendar years among Mr. Story, PFC and the Bank."

          (c) ADDITIONAL BONUS. Mr. Story shall be entitled to a bonus of employee stock options for 10,000 shares of Peoples common stock (pursuant to the terms of the then effective Peoples stock option plan applicable to executive officers of Peoples and Peoples' affiliates), in addition to the bonus set forth in Section 4(b) above. Such stock options shall be granted and delivered at the end of the first 12 months of the Term, if the Bank achieves a one (1) percent return on average assets during the 1994 calendar year. The Bank's return on average assets shall be determined as set forth in Section 4(b) above.

          (d) DISPUTE RESOLUTION. In the event there is a dispute between the Bank and the Executive in calculating the basis for determining any bonus in 4(b) or 4(c) above, such dispute shall be resolved by Peoples' regularly employed independent accountants.

          (e) EMPLOYEE BENEFITS. During Mr. Story's employment under this Agreement, Mr. Story shall be entitled to participate in any employee pension plan, group life insurance plan, hospitalization plan, medical service plan, health benefit plan or other employee benefit plan applicable to the Bank and to its employees which may be in effect from time to time during the term of this Agreement.

     5.  COVENANTS OF MR. STORY.  Mr. Story agrees as follows:

          (a) COVENANT-NOT-TO-COMPETE. In consideration of the Bank's employment of Mr. Story pursuant to this Agreement, Mr. Story covenants and agrees that during the term of this Agreement and during the 24 months immediately following the termination of his employment pursuant to this Agreement, unless Mr. Story's employment hereunder is terminated by the Bank without Cause (as defined in Section 6(a) below), except with the prior written consent of the Bank which may be withheld in its sole and absolute discretion, Mr. Story shall not within Graves County,


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Kentucky, or any Kentucky county sharing a border with Graves County, engage, directly or indirectly, as an individual, in partnership, or through any corporation or unincorporated association as an owner, investor, proprietor, director, officer, employee, consultant, agent, representative or otherwise, in any business in competition with or whose business is substantially similar to the then existing business of the Bank or any of its subsidiaries or affiliates, or of any successor in interest. The provisions of this Section 5(a) shall not be construed to preclude Mr. Story from (A) acting as a passive investor in any firm, partnership, corporation or other organization or association (a "Company") whose business is in competition with or is substantially similar to the then existing business of the Bank so long as he does not own or control 5% or more of that Company or 5% or more of any class of securities of that Company, or (B) engaging in a business which does not compete with the Bank, or any of its subsidiaries or affiliates, or of any successor in interest, in any line of business or a component thereof.

          (b) CONFIDENTIALITY. That he shall not directly or indirectly, except with the prior written consent of the Bank which may be withheld in its sole and absolute discretion, communicate, furnish, disclose or use for the benefit of himself or any other individual, firm, partnership, corporation, or other organization or association ("Person") any "Confidential Information," other than for the Bank in the regular course of the Bank's business. On the last day of the Term, Mr. Story shall destroy or return and deliver to the Bank at its discretion all "Confidential Material" in his possession. As used in this Section 5(b), "Confidential Information" shall mean information about the Bank, any of its affiliates, or any successor, which is not generally known in either the industry or the community in which the Bank, any of its affiliates, or any successor is engaged and which is or shall be disclosed to, or known by, Mr. Story as a consequence of or through Mr. Story's service to the Bank, including, but not limited to, trade secrets, business secrets or methods, customer or client lists, business policies, operating and procedure instructions, forms, manuals, financial or other reports, research, records or any other confidential or proprietary information or trade secrets of any type or description whatsoever. "Confidential Material" shall mean any writing of any kind or information stored on magnetic tape or computer disk, obtained by Mr. Story as a consequence of or through Mr. Story's service to the Bank, which contains any Confidential Information and shall include, without limiting the generality of the foregoing, documents, memoranda, notes and any other writings of any kind or nature whatsoever (and all copies thereof), which contain or relate to Confidential Information and which are in Mr. Story's possession or control, whether prepared by Mr. Story or otherwise.

          (c)  NON-SOLICITATION OF EMPLOYEES.   That, at any time during the
term of this Agreement and during the 24 months immediately following the termination of his employment pursuant to this Agreement, unless Mr. Story's employment hereunder is terminated by the Bank without Cause (as defined in Section 6(a) below), except with the prior written consent of the Bank which may be withheld in its sole and absolute discretion, he shall not, either directly or indirectly, approach, recruit or solicit any employee of the Bank, any of its subsidiaries, affiliates, or any successor, with a view towards enticing such employee to leave the employ of the Bank, any of its subsidiaries, affiliates, or any successors.

          (d) NON-SOLICITATION OF CUSTOMERS. That, at any time during the term of this Agreement and during the 24 months immediately following the termination of his employment pursuant to this Agreement, unless Mr. Story's employment hereunder is terminated by the Bank without Cause (as defined in Section 6(a) below), except with the prior written consent of the Bank which may be withheld in its sole and absolute discretion, he shall not, either directly or indirectly, approach or solicit any past, existing or targeted customer of the Bank, any of its subsidiaries, affiliates, or any successors, with a view toward diverting or attempting to divert from the Bank, any of its subsidiaries, affiliates or any successor, any business which the Bank, a subsidiary, affiliate or a successor has enjoyed or solicited.


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     6.  TERMINATION OF EMPLOYMENT.

          (a) TERMINATION BY PEOPLES OR THE BANK. Without in any way limiting Peoples' or the Bank's available remedies pursuant to Section 7 of this Agreement or otherwise, Peoples and the Bank shall have the right, exercisable at any time, to terminate Mr. Story's services hereunder for Cause. Cause hereunder shall mean the willful or negligent, and continued failure by Mr. Story to substantially perform his duties hereunder after a demand for substantial performance is delivered by Peoples or the Bank that specifically identifies the manner in which Peoples or the Bank believes that Mr. Story has not substantially performed his duties or the willful or negligent engaging by Mr. Story in misconduct which is materially injurious to Peoples or the Bank, monetarily or otherwise, or the willful or negligent violation by Mr. Story of the material provisions of this Agreement.

          (b) TERMINATION BY MR. STORY. Mr. Story shall have the right to terminate his services at any time.

          (c) OBLIGATIONS OF THE BANK AND MR. STORY. If Mr. Story's services are terminated by Peoples, the Bank or by Mr. Story pursuant to this Section 6, the obligations of the Bank to make payments and to provide benefits to Mr. Story pursuant to this Agreement and the obligations of Mr. Story under this Agreement, except for those covenants set forth in Section 5 of this Agreement, shall terminate immediately.

          (d) DEATH AND DISABILITY. If Mr. Story dies or becomes Disabled during the Term, then this Agreement shall terminate immediately except for those covenants set forth in Section 5 of this Agreement. For purposes of this Agreement, Mr. Story shall be considered "Disabled" if he is so considered under a disability insurance policy maintained by Peoples or the Bank, if any, or, if no such disability insurance policy is in effect, on the date that the Bank determines, in its sole discretion, but based upon competent medical advice from a physician reasonably acceptable to Mr. Story, that Mr. Story is, or will be, unable by reason of illness or accident to perform his duties hereunder for a continuous period of thirteen (13) weeks. If Mr. Story becomes Disabled, then he shall be entitled to continue to receive his salary for a period equal to the lesser of (i) the date on which payments commence under any disability insurance policy maintained by Peoples or the Bank, or (ii) 90 days after the date Mr. Story becomes Disabled.

     7. REMEDIES. Mr. Story acknowledges and agrees that the Bank, Peoples and their respective affiliates may not be adequately compensated by money damages for a breach by Mr. Story of any of his obligations and agreements contained herein. In the event of such a breach, Mr. Story agrees that the Bank and/or Peoples shall be entitled to injunctive relief and specific performance of this Agreement, in addition to all other remedies, so long as the Bank and Peoples are not in breach of the terms hereof.

     Mr. Story represents to the Bank and Peoples that the enforcement of any remedy under this Agreement will not prevent Mr. Story from earning a livelihood, because his past work history and abilities are such that he can reasonably expect to find employment which would not cause him to violate the restrictive covenants and agreements set forth in Section 5 of this Agreement.

     8. NO CONFLICT. Mr. Story represents, warrants and covenants that he is not a party to or bound by any employment, consulting, non-competition, non-solicitation or confidentiality agreement or the like which in any manner conflicts or interferes with his ability to fulfill his obligations and duties under this Agreement.

     9.  MISCELLANEOUS.



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          (a)  BENEFIT.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by (a) the Bank, its successors and assigns,
(b) Peoples, its successors and assigns, and (c) Mr. Story, his successors, permitted assigns, heirs, administrators, executors and personal representatives.

          (b) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties, and supersedes all prior understandings with respect to the subject matter hereof. Nothing contained in this Agreement shall affect any deferred compensation arrangements between the Bank and the Employee entered into prior to the Term of this Agreement.

          (c) DEFINED TERMS. Capitalized terms defined in this Agreement shall have the meanings assigned to them in each instance used in this Agreement.

          (d) NOTICES. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, addressed to the party at the address set forth below, or to such other person or address as any party shall designate by notice to the other party in accordance herewith:

                    (i)  If to Mr. Story:

                         C. Steve Story
                         208 Golf Cart Drive
                         Mayfield, Kentucky  42066-1210

                         with a copy to:

                         Stites & Harbison
                         1800 Capital Holding Center
                         Louisville, Kentucky  40202-3352
                         Attn:  Ralston W. Steenrod

                    (ii) If to Peoples or the Bank:

                         Attn:

                         with copy to:

                         Brown, Todd & Heyburn
                         3200 Capital Holding Center
                         Louisville, Kentucky  40202-3363
                         Attn:  R. James Straus


          (e) GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Kentucky, without regard to its conflicts of law principles.

          (f) SEVERABILITY. If any court of competent jurisdiction shall finally determine that the restraints provided for in this Agreement are too broad as to area, activity or time, the area, activity or time covered shall be deemed reduced to whatever extent the court deems reasonable, and such covenants shall be enforceable as to such reduced area, activity or time. Consistent with the


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foregoing, if any provision of this Agreement or the application thereof shall be adjudged by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of all other applications of such provision, and of all other provisions and applications hereof, shall not in any way be affected or impaired.

          (g) NO WAIVERS. No failure or delay on the part of any party exercising any power or right under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any such right or power shall preclude any other or further exercise thereof, or the exercise of any other right or power under this Agreement.

          (h) HEADINGS. The headings used in this Agreement have been included solely for ease of reference and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.

          (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one such counterpart.

          (j) ASSIGNABILITY. This Agreement may not be assigned or transferred by Mr. Story without the prior written consent of the Bank.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date set forth in the preamble hereto.

                                             PEOPLES FIRST CORPORATION



                                             By_________________________________

                                             Title:_____________________________

                                             Date:______________________________


                                             LIBERTY BANK & TRUST COMPANY



                                             By_________________________________

                                             Title:_____________________________

                                             Date:______________________________

                                             EXECUTIVE


                                             ___________________________________
                                             C. Steve Story

                                             Date:______________________________